UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
EOS ENERGY ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware	3690	84-4290188
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
3920 Park Avenue
Edison, New Jersey 08820
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (732) 225-8400

Amended and Restated 2012 Equity Incentive Plan (Formerly Eos Energy Storage LLC 2012 Equity Incentive Plan)
Amended and Restated 2020 Incentive Plan
(Full title of the plans)

Joe Mastrangelo
Chief Executive Officer
Eos Energy Enterprises, Inc.
3920 Park Avenue
Edison, New Jersey 08820
Tel: (732) 27225-8400
(Name, address and telephone number, including area code, of agent for service)

Copies to

Michael Kaplan
Adam Kaminsky
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Tel: (212) 450-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of the “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Common stock, par value $0.0001 per share, 2020 Plan	6,393,824	$18.715 (2)	$119,660,416.16	$13,054.95
Common stock, par value $0.0001 per share, 2012 Plan (RSUs)	11,130	$18.715 (2)	$208,297.95	$22.73
Common stock, par value $0.0001 per share, 2012 Plan (Options)	269,146	10.045 (3)	$2,703,571.57	$294.96
(1) Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares of the Registrant’s Common Stock, par value $0.0001 per share (“Common Stock”), which may be necessary to adjust the number of shares reserved for issuance pursuant to the Eos Energy Enterprises, Inc. Amended and Restated 2020 Incentive Plan (the “2020 Plan”) and Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the Registrant.

(2) Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices per share of Common Stock on the Nasdaq Capital Market on June 2, 2021, which date is within five business days prior to filing this Registration Statement.

(3) Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the weighted-average exercise price of the stock options outstanding under the 2012 Plan.

(4) Rounded up to the nearest penny.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the introductory note to Part I of the Form S-8 instructions. The document(s) containing the information specified in Part I will be sent or given to participants in the 2020 Plan and the 2012 Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission, but constitutes (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Eos Energy Enterprises, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference into this registration statement the following documents previously filed with the Commission:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 26, 2021 (File No. 001-39291) (the “Annual Report”);

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report (other than the portions of these documents not deemed to be filed); and

(c) The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-39291) filed with the Commission on November 16, 2020, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (“DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation provides that we will indemnify, to the fullest extent permitted by law, each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (all such persons being referred to as an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as such a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding. Our amended and restated certificate of incorporation also provides that the Company shall advance expenses incurred in advance of the final disposition of any action or proceeding, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Incorporated by Reference
Exhibit Number	Description of Document	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Third Amended and Restated Certificate of Incorporation	8-K	001-39291	3.1	11/20/2020
4.2	Amended and Restated Bylaws	8-K	001-39291	3.2	11/20/2020
5.1	Opinion of Davis Polk & Wardwell LLP					X
23.1	Consent of Independent Registered Public Accounting Firm					X
23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney (see signature page)					X
99.1	Amended and Restated 2020 Incentive Plan					X
99.2	Amended and Restated 2012 Equity Incentive Plan					X

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edison, State of New Jersey, on June 3, 2021.

EOS ENERGY ENTERPRISES, INC.

By:	/s/ Joe Mastrangelo
Name:	Joe Mastrangelo
Title:	Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joe Mastrangelo and Sagar Kurada, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Position	Date
/s/ Joe Mastrangelo	Chief Executive Officer and Director	June 3, 2021
Joe Mastrangelo	(Principal Executive Officer)
/s/ Sagar Kurada	Chief Financial Officer	June 3, 2021
Sagar Kurada	(Principal Financial and Accounting Officer)
/s/ Russell Stidolph	Director	June 3, 2021
Russell Stidolph
/s/ Daniel Shribman	Director	June 3, 2021
Daniel Shribman
/s/ Alex Dimitrief	Director	June 3, 2021
Alex Dimitrief
/s/ Audrey Zibelman	Director	June 3, 2021
Audrey Zibelman
/s/ Marian “Mimi” Walters	Director	June 3, 2021
Marian “Mimi” Walters